SCHULTZ SAV-O STORES, INC.
                       __________________________________

                           Piggly Wiggly Supermarkets

   2215 Union Avenue, P.O. Box 419, Sheboygan, WI 53082-0419 -
   (920) 457-4433  -  Fax (920) 457-6295


                                January 30, 1998



   Mr. Frank D. Welch
   Vice President - Engineering
   Schultz Sav-O Stores, Inc.
   2215 Union Avenue
   Sheboygan, Wisconsin  53081

   Dear Frank:

   This letter is intended to set forth the terms of your continued employment with Schultz Sav-O Stores, Inc. (the "Company").

   You will be employed by the Company in such capacities as the Board of Directors of the Company shall determine from time to time (initially as Vice President - Engineering). During the term of your employment hereunder, you agree to devote substantially all of your business time, attention and energies to the business and interests of the Company.

   In consideration of the services to be rendered by you hereunder, the Company shall pay you base salary and bonus, if any, as determined from time to time by the Board of Directors of the Company or any committee thereof charged with determining compensation of executive officers, together with such other benefits as are afforded the Company's executive officers generally.

   Your employment hereunder is "at will" and either you or the Company may terminate such employment at any time, with or without cause, in which case the Company shall pay you the compensation and benefits otherwise payable to you hereunder through the last day of your actual employment by the Company. In addition, in the event that your employment terminates due to your death, disability or voluntary retirement at any time after the date hereof, you (or your legal representative) may exercise any options to purchase common stock of the Company then granted to you under the Company's 1990 Stock Option Plan or the Company's 1995 Equity Incentive Plan (together, the "Equity Plans"), regardless of the vesting schedule set forth in the relevant grant documents. All other terms of past and future stock option grants will be governed by the Equity Plans and the documents effecting such grants.

   You understand and agree that the Company continually obtains and develops valuable proprietary and confidential information concerning its business, business relationships and financial affairs (the "Confidential Information") which may become known to you in connection with your employment. You agree not to, whether during the term of your employment or thereafter, publish, disclose or otherwise make available to any third party, other than employees of the Company, any Confidential Information, except as expressly authorized in writing by the Company. You further agree not to use Confidential Information for your own benefit or for the benefit of any person or business entity other than the Company.

   You agree that, while you are employed by the Company and for a period of twelve (12) months thereafter, you shall not, without the Company's prior written consent, directly or indirectly, as a principal, employee, consultant, partner, or stockholder of, or in any other capacity with, any business enterprise (other than in your capacity as a holder of not more than 5% of the combined voting power of the outstanding stock of a publicly-held company) (i) engage in direct or indirect competition with the Company, (ii) conduct a business of the type or character engaged in by the Company at the time of termination or cessation of your employment or (iii) develop products or services competitive with those of the Company.

   You understand and agree that this Agreement does not create an obligation on the part of the Company to continue your employment with the Company and that your employment under this Agreement shall not be affected by any change in your position, title or function with, or compensation by, the Company.

   This Agreement supersedes all prior agreements, written or oral, with respect to the subject matter of this Agreement. This Agreement may be changed only by a written instrument signed by both parties hereto.

   If the foregoing accurately states our mutual agreement, please sign both copies of this letter as indicated below and return one signed copy to me.

                                      Very truly yours,


                                      /s/ James H. Dickelman
                                      Jim Dickelman
                                      Board Chairman, President and
                                       Chief Executive Officer


   ACCEPTED AND AGREED:



   /s/ Frank D. Welch                      January 30, 1998
   Frank D. Welch                           Date